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Exhibit 10.17(2)

Execution

FIRST AMENDMENT TO
AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT
GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS

        This First Amendment, dated as of August 20, 2004 (the "Amendment"), to the Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of December 31, 2003 (the "Repurchase Agreement"), is made by and between LEHMAN BROTHERS BANK, FSB ("Buyer"), FIELDSTONE INVESTMENT CORPORATION ("FIC") and FIELDSTONE MORTGAGE COMPANY ("FMC") (FIC and FMC shall be individually and collectively referred to as "Seller"). Buyer, FMC and FIC may be collectively referred to herein as the "Parties".

RECITALS

        Seller and Buyer are parties to the Repurchase Agreement, pursuant to which Buyer has agreed, subject to the terms and conditions set forth in the Repurchase Agreement, to purchase certain Mortgage Loans owned by Seller, including, without limitation, all rights of Seller to service and administer such Mortgage Loans.

        The Parties desire to amend the Repurchase Agreement to modify certain of the terms and conditions governing the purchase and sale of the Mortgage Loans thereunder.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

        Section 1.    Definitions.    Capitalized terms used but not otherwise defined herein have the meanings given them in the Repurchase Agreement.

        Section 2.    Amendments to Repurchase Agreement.    Subject to Section 4 hereof, the Repurchase Agreement shall be amended as follows:

          (a)   References in the Repurchase Agreement to "this Agreement" or words of similar import (including indirect references to the Repurchase Agreement) shall, without limitation, be deemed to be references to the Repurchase Agreement as amended by this Amendment.

          (b)   Section 2 of the Repurchase Agreement is hereby amended by:

              (i)  inserting the following defined terms in proper alphabetical order:

        "Backup Collection Account" and "Backup Collection Account Bank" have the meanings specified in Section 5(c).

        "Backup Collection Account Agreements" has the meaning specified in Section 5(c).

        "Backup Escrow Account" has the meaning specified in Section 5(c).

        "Transferable Interest" shall mean Buyer's rights and obligations under this Agreement and the other Facility Documents (including all or a portion of any Transactions) not to exceed, in the aggregate, 80% of the Total Facility Amount.

             (ii)  deleting the definition of "Collection Account Bank" in its entirety;

            (iii)  deleting the definition of "Collection Account" in its entirety and replacing it with the following:

        "Collection Account" means one or more accounts established by the Seller and/or Servicer into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Seller and/or Servicer.

            (iv)  deleting the definition of "Collection Account Agreements" in its entirety;

             (v)  deleting the definition of "Escrow Account" in its entirety and replacing it with the following:

        "Escrow Account" means one or more accounts established by the Seller and/or Servicer into which escrow payments in respect of the Mortgage Loans shall be deposited by Seller and/or Servicer.

            (vi)  deleting the definition of "Income" in its entirety and replacing it with the following:

        "Income" means, with respect to any Purchased Mortgage Loan at any time, any principal thereof then payable, any principal prepayments and curtailments and all interest, dividends or other distributions payable thereon.

           (vii)  deleting the definition of "Interest Reset Date" in its entirety and replacing it with the following:

        "Interest Reset Date" means each Business Day on which any Transaction is outstanding under this Agreement (it being the understanding of Buyer and Seller that the Pricing Rate applicable to each Transaction shall change on each Business Day based on any change in LIBOR) or, at the election of Buyer specified in the related Confirmation, Interest Reset Date shall have the meaning specified in the definition of Interest Period.

          (viii)  deleting clause (iv) of the definition of "Market Value" in its entirety and replacing it with the following:

        "(iv)    any Workout Mortgage Loan which, when added with all other Workout Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Workout Mortgage Loans that are subject to then outstanding Transactions to exceed the LESSER of (A) 10% of the aggregate Repurchase Price for all Purchased Mortgage Loans which are subject to then outstanding Transactions and (B) 5% of the Total Facility Amount,"

            (ix)  deleting the definition of "Periodic Payment" in its entirety and replacing it with the following:

        "Periodic Payment" has the meaning specified in Section 5(d).

             (x)  deleting the definition of "Pricing Rate" in its entirety and replacing it with the following:

        "Pricing Rate" means, with respect to a Transaction, the per annum percentage rate specified in the related Confirmation for determination of the Price Differential that shall not exceed LIBOR plus the applicable Pricing Spread. Unless the Confirmation expressly indicates otherwise, the Pricing Rate shall be adjusted on each Business Day that the Transaction remains outstanding.

          (c)   A new subsection (iv) is hereby added to Section 3(f) of the Repurchase Agreement to read in its entirety as follows:

        "(iv)    If Seller repurchases the Purchased Mortgage Loans subject to a Transaction on any day or otherwise transfers funds to Buyer pursuant to its obligations hereunder on any day that is not a Repurchase Date, Seller shall indemnify Buyer and hold Buyer harmless from any loss or expense that Buyer sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees actually paid by Buyer to terminate the deposits from which such funds were obtained, but not including loss of profit ("Breakage Costs"). Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as reasonably determined in good faith by Buyer, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller, absent manifest error. This Section shall survive termination of this Agreement and repurchase of all Purchased Mortgage Loans subject to Transactions hereunder."

          (d)   A new Section 3(h) is hereby added to the Repurchase Agreement to read in its entirety as follows:

        "(h)    Seller Payment Obligations Absolute.    Subject to the provisions of Section 5(f), clause (ii) of Section 15 and of Section 27 (if applicable) of this Agreement, the obligation of Seller to make payment of the Repurchase Price and to make any and all other payments required to be made by Seller to Buyer under this Agreement, any Confirmation or any other Facility Document shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, notwithstanding the existence of any claim, set-off right, defense or other right that Seller, any of its Subsidiaries or Affiliates or any other Person may at any time have against Buyer or any other Person, whether in connection with this Agreement or any other related or unrelated agreements or transactions, and Seller hereby waives its right to exercise any such claim, set-off right, defense or other right to the extent such exercise would have the purpose or effect of offsetting any or all of Seller's payment obligations under this Agreement, any Confirmation or any other Facility Document."

          (e)   Subsection (b) of Section 5 of the Repurchase Agreement is hereby amended by deleting such Subsection (b) in its entirety and replacing such subsection as follows:

              "(b) As soon as received from each Mortgagor, Seller or Servicer shall deposit all Income relating to any Purchased Mortgage Loan in the Collection Account, and shall deposit all tax and insurance escrow payments (and other similar payments) relating to any Purchased Mortgage Loan in the Escrow Account."

          (f)    A new Subsection (c) is added to Section 5 immediately after Subsection (b), existing Subsection (c) is renumbered as Subsection (d) and all remaining Subsections are similarly renumbered. The reference in Section 3(f) of the Agreement to "Section 5(d)" is deemed to be a reference to "Section 5(e)". New Subsection (c) of Section 5 shall read as follows:

              "(c) Seller has established, and shall maintain for Buyer's benefit, with a financial institution acceptable to Buyer (the "Backup Collection Account Bank") one or more collection accounts (together, the "Backup Collection Account") and escrow accounts (together, the "Backup Escrow Account") pledged to Buyer. At any time that a Default or an Event of Default has occurred and is continuing, at the direction of the Buyer, as soon as received from each Mortgagor, Seller or Servicer shall deposit each Mortgagor's

      Income, all tax and insurance escrow payments and other such payments relating to any Purchased Mortgage Loans in Seller's deposit account that it generally employs for deposits of such collections and within one Business Day of receipt, remit the same to the Backup Collection Account Bank. The Backup Collection Account Bank shall upon receipt thereof promptly remit all Income (including all cash, checks and other near cash items) to the Backup Collection Account and all tax and insurance escrow payments to the Backup Escrow Accounts. The Backup Collection Accounts may be interest- bearing and such accounts shall be entitled "FIELDSTONE MORTGAGE COMPANY, IN TRUST FOR LEHMAN BROTHERS BANK, FSB" and "FIELDSTONE INVESTMENT CORPORATION, IN TRUST FOR LEHMAN BROTHERS BANK". The Backup Escrow Accounts may be interest-bearing and such accounts shall be entitled "FIELDSTONE MORTGAGE COMPANY, IN TRUST FOR LEHMAN BROTHERS BANK, FSB, AND VARIOUS MORTGAGORS" and "FIELDSTONE INVESTMENT CORPORATION, IN TRUST FOR LEHMAN BROTHERS BANK, AND VARIOUS MORTGAGORS". Prior to the date of the first Transaction, Seller has caused the Backup Collection Account Bank to deliver to Buyer agreements between each of FIC and FMC and Buyer and the Backup Collection Account Bank, substantially in the form of Exhibit VII hereto, with such modifications thereto as Buyer may require or permit in its discretion (the "Backup Collection Account Agreements") in which the Backup Collection Account Bank acknowledges Buyer's security interest in the Backup Collection Account and the Backup Escrow Account and agrees that upon receipt of notice that an Event of Default has occurred and is continuing, the Backup Collection Account Bank shall only withdraw funds from the Backup Collection Account or the Backup Escrow Account, respectively, on instructions of Buyer (other than for payment of servicing fees and ancillary income due and owing to Servicer and reimbursement of servicing advances under any servicing agreement). Prior to the delivery by Buyer to the Backup Collection Account Bank of the notice referred to in the immediately preceding sentence, all Income and all tax and insurance escrow payments held in the Backup Collection Account or the Backup Escrow Account, respectively, may be withdrawn by Seller or Servicer for servicing of the Purchased Mortgage Loans and administration of escrow-related matters pertaining to the Purchased Mortgage Loans and any other purposes approved by Buyer."

          (g)   Subsection (f) of Section 5 of the Repurchase Agreement is hereby amended by deleting the following clause in its entirety:

        "provided, that if an Event of Default shall have occurred and be continuing, all funds in the Collection Account shall be distributed by Buyer, on each Business Day in the following order or priority:"

  and replacing such clause as follows:

        "provided, that if an Event of Default shall have occurred and be continuing, all Income in the Collection Account or the Backup Collection Account, as the case may be, shall be distributed by Buyer, on each Business Day in the following order or priority:"

          (h)   Section 6 of the Repurchase Agreement is amended by deleting the following clause: "any and all collection accounts and escrow accounts relating to the Purchased Mortgage Loans (including any Collection Account and, to the extent permitted by law, any Escrow Account) and all cash or other property or amounts on deposit therein" and replacing such clause as follows: "any Backup Collection Account and, to the extent permitted by law, any Backup Escrow Account."

          (i)    Section 8 of the Repurchase Agreement is hereby amended by adding the following paragraph thereto:

        "Without limiting the foregoing or any other provision of this Agreement, Buyer may sell participations to one or more entities in or to all or a portion of its Transferable Interests; provided, that (i) Buyer's obligations under this Agreement shall remain unchanged; (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, and Seller shall continue to deal solely and directly with Buyer in connection with Buyer's rights and obligations under this Agreement and the other Facility Documents; and (iii) no participant under any such participation shall have any right to approve any modification, amendment or waiver of any of the terms of any of the Facility Documents, provided that Buyer may be required to obtain the consent of any participant prior to agreeing to any such modification, amendment or waiver which would, with respect to any Transaction, (x) extend the Final Repurchase Date; (y) waive the payment of the Repurchase Price or (z) decrease the Pricing Rate. Seller agrees that each participant shall be entitled to the benefits of Sections 3(e), 3(f) and 20 of this Agreement with respect to its participation in any portion of the Transactions and this facility as if it were Buyer hereunder; provided, however, that such benefits shall not exceed in the aggregate that amount the Buyer would have been entitled to receive had Buyer sold no such participations. Buyer may furnish information concerning Seller in accordance with Section 30(g) of this Agreement from time to time to participants (including prospective participants); provided that such participant or prospective participant agrees to hold such information subject to the confidentiality provisions of this Agreement."

          (j)    Subsection (x) of Section 13 of the Repurchase Agreement is amended by replacing "the Collection Account and Escrow Account or" with "the Backup Collection Account and Backup Escrow Account or".

          (k)   Section 14(b)(v) is hereby deleted and replaced in its entirety with the following:

        "(v)    Seller shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws, in equity, and under any other agreement between Buyer and Seller, other than as set forth in Section 3(h)."

          (l)    Subsection (g) of Section 25 of the Repurchase Agreement is amended by deleting the fourth sentence from Subsection (g) in its entirety and replacing such sentence as follows:

            "Seller shall deliver immediately to Backup Servicer the funds in the Backup Collection Account and Backup Escrow Account not held pursuant to Backup Collection Account Agreements and all other Income and escrow payments and all Mortgage Loan documents and related documents and statements held by it hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in Backup Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of Seller as servicer of the Purchased Mortgage Loans."

          (m)  Subsection (g) of Section 30 of the Repurchase Agreement is amended by deleting Subsection (g) in its entirety and replacing such Subsection as follows:

            "(g) Buyer and Seller agree that this Agreement and any information delivered hereunder will be held by the parties hereto in confidence and will not be disclosed to anyone other than to (i) participants or prospective participants who agree to hold this Agreement and any such information in confidence in accordance with the provisions hereof, (ii) principals of the parties hereto or of such participants or proposed participants, (iii) proposed transferees of all or any portion of the Mortgage Loans and (iv) financial and legal advisors for any of the parties described in (i), (ii) and (iii) above, and other agents and representatives of the parties described in (i), (ii) and (iii) above who need to know such information in connection with the transactions contemplated hereby and except that the Buyer, or any successor thereto, may disclose any facilities in place and/or may describe the provisions of this Agreement in the ordinary course of business. In addition, the parties hereto shall be permitted to disclose information regarding this Agreement to the extent required for the enforcement of its terms or as required by law, regulatory requirements (including the requirements of the Securities and Exchange Commission) or court order."

          (n)   All references to "Collection Account" in Exhibit VII to the Repurchase Agreement are replaced with references to the "Backup Collection Account".

        Section 3.    Additional Agreement Regarding Custodial Agreement.    Buyer agrees that for purposes of Sections 9(b) and 9(c) of the Custodial Agreement, any document released to a third party purchaser pursuant to a Request for Release and not actually purchased by such third party purchaser shall be returned to Custodian no later than forty five (45) days from the date on such Transmittal Letter, rather than the thirty (30) days currently set forth in Sections 9(b) and 9(c) of the Custodial Agreement. Buyer shall notify the Custodian in writing of its agreement to this change in time period.

        Section 4.    Representations and Warranties.    Seller hereby represents and warrants to Buyer that (a) both immediately before and after giving effect to the amendments set forth in Section 2 of this Amendment, no Event of Default shall have occurred and be continuing and (b) the representations and warranties of Seller set forth in Section 10 of the Repurchase Agreement are, on and as of the Effective Date (as defined in Section 4), true and complete as if made on and as of such date and as if each reference in said Section 10 to "this Agreement" included reference to the Repurchase Agreement as amended hereby, other than any such representation or warranty that, by their terms, refer to a specific date other than the Effective Date (as defined in Section 4), in which case as of such specific date.

        Section 5.    Condition Precedent.    The amendments to the Repurchase Agreement set forth in Section 2 are subject to, and will become effective upon the delivery of this Amendment by each of Buyer and Seller to the other Party, duly executed by each Party and satisfactory in form and substance to Buyer and Seller (the date of such delivery, the "Effective Date").

        Section 6.    Miscellaneous.

          (a)   Except as expressly amended by Section 2 hereof, the Repurchase Agreement remains unaltered and in full force and effect. Each of the Parties hereby reaffirms all terms and covenants made in the Repurchase Agreement as amended hereby.

          (b)   Each of the Parties hereby represents and warrants to the other that (i) this Amendment constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (ii) the execution and delivery by such Party of this Amendment has been duly authorized by all requisite corporate or partnership action on the part of such Party and will not violate any provision of the organizational documents of such Party.

          (c)   The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Repurchase Agreement, or any other document, instrument or agreement executed and/or delivered in connection therewith.

          (d)   THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

          (e)   This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement. Any signature delivered by a party via facsimile shall be deemed to be an original signature hereto.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

SELLER:
FIELDSTONE MORTGAGE COMPANY
By:	/s/ Mark C. Krebs Name: Mark C. Krebs Title: Sr. Vice President & Treasurer
FIELDSTONE INVESTMENT CORPORATION
By:	/s/ Robert G. Partlow Name: Robert G. Partlow Title: Senior Vice President
BUYER:
LEHMAN BROTHERS BANK, FSB
By:	/s/ Frederick C. Madonna Name: Frederick C. Madonna Title: Authorized Signatory

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FIRST AMENDMENT TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS